EXHIBIT 99.1

PETER CHURM TO REJOIN

DIEDRICH COFFEE BOARD OF DIRECTORS

IRVINE, Calif., January 25 — Diedrich Coffee, Inc. (Nasdaq: DDRX), a leading roaster and retailer of gourmet coffee in Southern California, today announced that Peter Churm has rejoined the Company’s board of directors. Mr. Churm previously served on the Company’s board of directors from 1996 until July 2005. Mr. Churm will serve on the Audit Committee of the board, which now is composed of Lawrence Goelman, Timothy Ryan and Mr. Churm. As a result, the Company is again in compliance with the Nasdaq continued listing requirement that requires a registrant’s audit committee to be composed of at least three independent directors.

“I am very pleased to have Pete back on the board,” said Paul C. Heeschen, Chairman of the board of directors. “He knows this Company well, and we are looking forward to regaining the benefit of his experience and leadership.”

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. The Company’s 212 domestic retail outlets, the majority of which are franchised, are located in 33 states. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the successful management of Diedrich Coffee’s growth strategy, risks that arise in the context of operating a business with significant franchise operations, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended June 29, 2005.

CONTACT

Sean McCarthy, Chief Financial Officer

(949) 260-1600